Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-208578) filed pursuant to Rule 462(b) of Securities Act of 1933 of our report dated March 15, 2016 on the 2015 consolidated financial statements of Franklin Financial Network, Inc. and of the reference to us under the heading “Experts” in the Registration Statement and related Prospectus of Franklin Financial Network, Inc. for the registration of its common stock.

Crowe Horwath LLP

Franklin, Tennessee

November 16, 2016